AGREEMENT AND PLAN OF MERGER



                           Dated as of February 4, 1995


                                      among


                NATIONAL AUSTRALIA BANK LIMITED A.C.N. 004044937,



                               MNC ACQUISITION CO.



                                       and



                          MICHIGAN NATIONAL CORPORATION

                                TABLE OF CONTENTS


                                                                    Page


         Parties and Recitals.....................................     1

                                    ARTICLE I

                                    The Merger

         SECTION 1.01.  The Merger................................     2
         SECTION 1.02.  Closing...................................     2
         SECTION 1.03.  Effective Time............................     2
         SECTION 1.04.  Effects of the Merger.....................     3
         SECTION 1.05.  Articles of Incorporation and By-laws.....     3
         SECTION 1.06.  Directors.................................     3
         SECTION 1.07.  Officers..................................     3
         SECTION 1.08.  Principal Place of Business...............     3

                                    ARTICLE II

                 Effect of the Merger on the Capital Stock of the
                Constituent Corporations; Exchange of Certificates

         SECTION 2.01.  Effect on Capital Stock...................     3
                   (a)  Capital Stock of Sub......................     4
                   (b)  Cancellation of Company and Parent
                          Owned Stock.............................     4
                   (c)  Conversion of Company Common Stock........     4

         SECTION 2.02.  Exchange of Certificates..................     4
                   (a)  Paying Agent..............................     4
                   (b)  Parent To Provide Funds...................     4
                   (c)  Exchange Procedures.......................     5
                   (d)  No Further Ownership Rights in
                          Company Common Stock....................     5
                   (e)  No Liability..............................     6

                                   ARTICLE III

                          Representations and Warranties

         SECTION 3.01.  Representations and Warranties
                          of the Company..........................     6
                   (a)  Organization and Authority................     6
                   (b)  Capital Structure.........................     7
                   (c)  Authorization.............................     8








                                                                    Page

                   (d)  SEC Documents; Financial Statements;
                          Reports.................................    10
                   (e)  Information Supplied......................    11
                   (f)  Compliance with Applicable Laws...........    12
                   (g)  Litigation................................    14
                   (h)  Taxes.....................................    14
                   (i)  Certain Agreements........................    16
                   (j)  Absence of Changes in Benefit Plans.......    17
                   (k)  ERISA Compliance..........................    17
                   (l)  Subsidiaries..............................    19
                   (m)  Absence of Certain Changes or Events......    20
                   (n)  Article SEVENTH of the Charter;
                          State Takeover Statutes.................    20
                   (o)  Vote Required.............................    20
                   (p)  Rights Agreement..........................    20
                   (q)  Properties................................    21
                   (r)  Insurance.................................    21
                   (s)  Labor Matters.............................    22
                   (t)  Material Interests of Certain Persons.....    22
                   (u)  Brokers and Finders; Schedule of
                          Fees and Expenses.......................    22
                   (v)  Opinion of Financial Advisor..............    22
                   (w)  Allowance for Loan Losses.................    23

         SECTION 3.02.  Representations and Warranties
                          of Parent and Sub.......................    23
                   (a)  Organization and Authority................    23
                   (b)  Authorization.............................    23
                   (c)  Information Supplied......................    25
                   (d)  Ownership of Company Common Stock.........    25
                   (e)  Brokers and Finders.......................    25
                   (f)  Financing.................................    25
                   (g)  Litigation................................    26

                                    ARTICLE IV

             Covenants Relating to Conduct of the Company's Business

         SECTION 4.01.  Covenants of the Company..................    26
                   (a)  Ordinary Course...........................    26
                   (b)  Dividends; Changes in Stock...............    27
                   (c)  Issuance of Securities....................    27
                   (d)  Governing Documents.......................    28
                   (e)  No Acquisitions...........................    28
                   (f)  No Dispositions...........................    28
                   (g)  Indebtedness..............................    28
                   (h)  Other Actions.............................    29
                   (i)  Advice of Changes; Government Filings.....    29
                   (j)  Accounting Methods........................    30








                                                                    Page

                   (k)  Compensation; Benefits Plans..............    30
                   (l)  Tax Matters...............................    30
                   (m)  Settlements, etc..........................    31
                   (n)  Material Contracts........................    31
                   (o)  General...................................    32

         SECTION 4.02.  No Solicitation...........................    32

                                    ARTICLE V

                              Additional Agreements

         SECTION 5.01.  Preparation of the Proxy Statement........    34
         SECTION 5.02.  Access to Information.....................    35
         SECTION 5.03.  Company Stockholders Meeting..............    35
         SECTION 5.04.  Legal Conditions to Merger................    36
         SECTION 5.05.  Employee Benefit Plans....................    37
         SECTION 5.06.  Stock Options and the ESOP ...............    38
         SECTION 5.07.  Fees and Expenses.........................    39
         SECTION 5.08.  Indemnification, Exculpation
                          and Insurance...........................    40
         SECTION 5.09.  Company Accruals and Reserves.............    41
         SECTION 5.10.  Rights Agreement..........................    42
         SECTION 5.11.  Company Debentures........................    42
         SECTION 5.12.  Additional Agreements.....................    42
         SECTION 5.13.  Parent Covenants..........................    42
                   (a)  Other Actions.............................    42
                   (b)  Advice of Changes; Government Filings.....    43

                                    ARTICLE VI

                               Conditions Precedent

         SECTION 6.01.  Conditions to Each Party's Obligation
                          To Effect the Merger....................    43
                   (a)  Company Stockholder Approval..............    43
                   (b)  Other Approvals...........................    43
                   (c)  No Injunctions or Restraints;
                          Illegality..............................    44

         SECTION 6.02.  Conditions to Obligations of Parent.......    44
                   (a)  Representations and Warranties............    44
                   (b)  Performance of Obligations of the
                          Company.................................    45
                   (c)  Burdensome Condition......................    45
                   (d)  Company Debentures and Equity Contracts...    45
                   (e)  Company Stock Options and Company
                          Stock Plans.............................    45
                   (f)  Rights Agreement..........................    45








                                                                    Page

         SECTION 6.03.  Conditions to Obligations of the
                          Company.................................    46
                   (a)  Representations and Warranties............    46
                   (b)  Performance of Obligations of Parent
                          and Sub.................................    46

                                   ARTICLE VII

                            Termination and Amendment

         SECTION 7.01.  Termination...............................    46
         SECTION 7.02.  Effect of Termination.....................    48
         SECTION 7.03.  Amendment.................................    48
         SECTION 7.04.  Extension; Waiver.........................    48
         SECTION 7.05   Procedure for Termination, Amendment,
                          Extension or Waiver.....................    49

                                   ARTICLE VIII

                                General Provisions

         SECTION 8.01.  Nonsurvival of Representations and
                          Warranties..............................    49
         SECTION 8.02.  Notices...................................    49
         SECTION 8.03.  Definitions; Interpretation...............    50
         SECTION 8.04.  Counterparts..............................    51
         SECTION 8.05.  Entire Agreement; No Third-Party
                          Beneficiaries; Rights of Ownership......    51
         SECTION 8.06.  Governing Law.............................    52
         SECTION 8.07.  Limitations on Remedies...................    52
         SECTION 8.08.  Publicity.................................    52
         SECTION 8.09.  Assignment................................    52
         SECTION 8.10.  Enforcement...............................    53

         Signatures...............................................    54

         EXHIBIT A      Form of Stock Option Agreement






















                        AGREEMENT AND PLAN OF MERGER dated as of Feb-
                   ruary 4, 1995, among NATIONAL AUSTRALIA BANK LIMITED A.C.N. 004044937, an Australian corporation ("Par-ent"), MNC ACQUISITION CO., a Michigan corporation and a wholly owned subsidiary of Parent ("Sub"), and MICHIGAN NATIONAL CORPORATION, a Michigan corporation (the "Company").


                   WHEREAS the Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act");

                   WHEREAS Parent is a commercial bank under Australian law and is a foreign bank within the meaning of the Interna-tional Banking Act of 1978, as amended (the "IBA");

                   WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company, or the Company into Sub, at the election of Parent as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value U.S. $10 per share, of the Company ("Company Common Stock"), not owned directly or indirectly by Parent or the Company, will be con-verted into the right to receive U.S. $110.00 in cash;

                   WHEREAS, as a condition and inducement to Parent's and Sub's willingness to enter into this Agreement, Parent, Sub and the Company are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit A attached hereto (the "Stock Option Agreement") pursuant to which the Company has granted to Parent an option to purchase shares of Company Common Stock;

                   WHEREAS the Merger requires the approval by an affirmative vote of the holders of a majority of the out-standing shares of Company Common Stock entitled to vote thereon ("Company Stockholder Approval"); and

                   WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.


                   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Stock Option Agreement, the parties hereto agree as follows:







                                    ARTICLE I

                                    The Merger

                   SECTION 1.01. The Merger. Upon the terms and sub-ject to the conditions set forth in this Agreement, and in accordance with the Michigan Business Corporation Act (the "MBCA"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the MBCA. Notwithstanding the foregoing, Parent may elect at any time prior to the mailing of the Proxy Statement (as defined here-in), instead of merging Sub into the Company as provided above, to merge the Company with and into Sub; provided, however, that the Company shall not be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement solely by reason of such election; provided, further, that no such election may be made if it would alter or change the amount or kind of Merger Consideration (as defined in Section 2.01(c)) to be received by holders of Company Common Stock pursuant to Article II, or be reasonably likely to materially delay or impede consummation of the transactions contemplated hereby. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and, where appropriate, to provide that Sub shall be the Surviving Corporation and shall continue under the name "Michigan National Corporation".

                   SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the later of (i) the third business day or (ii) the first business day of the month, in either case following the satisfaction (or waiver) of all the conditions set forth in Article VI (the "Closing Date"), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, NY 10019, unless another time, date or place is agreed to in writing by the parties hereto.

                   SECTION 1.03. Effective Time. Subject to the pro-visions of this Agreement, as soon as practicable on the Closing Date, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") shall be duly prepared, executed, acknowledged and filed by the parties in accordance with the relevant provisions of the MBCA with the Department of Commerce of the State of Michigan. The










         Merger shall become effective upon the filing of the Certifi-cate of Merger with the Department of Commerce of the State of Michigan or at such time thereafter as is provided in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

                   SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 724 of the MBCA.

                   SECTION 1.05.  Articles of Incorporation and By-laws.
         (a) The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                   (B) The by-laws of the Company as in effect imme-diately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

                   SECTION 1.06. Directors. The directors of Sub at the Effective Time and the persons listed on Schedule 1.06 shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                   SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their res-ignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                   SECTION 1.08. Principal Place of Business. Parent currently intends to maintain the Surviving Corporation's headquarters and its principal place of business at the Com-pany's existing headquarters.

                                    ARTICLE II

                 Effect of the Merger on the Capital Stock of the
                Constituent Corporations; Exchange of Certificates

                   SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:












                   (a) Capital Stock of Sub. Each issued and out-standing share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value U.S. $.01 per share, of the Surviving Corporation.

                   (b) Cancellation of Company and Parent Owned Stock. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company (which shall not include any shares owned by the Company's Employee Stock Ownership Plan and Trust (the "ESOP")) and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent (other than, in each case, shares in trust accounts, managed accounts, custo-dial accounts and the like that are beneficially owned by third parties (any such shares, "Trust Account Shares")) shall be automatically cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                   (c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.01(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, U.S. $110.00 (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

                   SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate Michigan National Bank, a national banking association and a wholly owned subsidiary of the Company ("MNB"), or such other bank or trust company reasonably acceptable to the Company, to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates repre-senting Company Common Stock.

                   (b) Parent To Provide Funds. Parent shall take all steps necessary to enable and cause Sub, or the Surviving Corporation, to provide to the Paying Agent on a timely basis, as and when needed on and after the Effective Time, funds necessary to pay for the shares of Company Common Stock as part of the Merger pursuant to Section 2.01.










                   (c) Exchange Procedures. As soon as reasonably practicable (and in any event no later than 10 days) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01 (i) a letter of trans-mittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other customary docu-ments as may be reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certifi-cate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be cancelled.
         In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certifi-cate shall have been converted pursuant to Section 2.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

                   (d) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions









         with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corpo-ration of the shares of Company Common Stock which were out-standing immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

                   (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Gov-ernmental Entity (as defined in Section 3.01(c))), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Sur-viving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

                                   ARTICLE III

                          Representations and Warranties

                   SECTION 3.01. Representations and Warranties of the Company. Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

                   (a) Organization and Authority. The Company is a bank holding company duly registered under the BHC Act. MNB is a directly held wholly owned (other than any directors' qual-ifying shares) subsidiary of the Company. Each of the Company and its subsidiaries is a bank or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requi-site corporate power and authority to own, lease and operate its properties and to carry on its business as now being con-ducted and is duly qualified and in good standing to do busi-ness in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except where the failure so to qualify










         would not have a Material Adverse Effect (as defined in Section 8.03(a)) on the Company.

                   (b) Capital Structure. (i) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 6,000,000 shares of preferred stock, par value U.S. $10 per share, of the Company ("Company Preferred Stock"). At the close of business on February 3, 1995, (A) (1) 13,233,678 shares of Company Common Stock were outstanding, (2) 2,633,502 shares of Company Common Stock were reserved for issuance under the Stock Option Agreement, (3) 441,942 shares of Company Common Stock were reserved for issuance with respect to outstanding options issued under the Company's stock option, stock bonus and incentive plans, including the ESOP (the "Company Stock Plans"), a list of which is set forth on the Company Disclosure Schedule and (4) 665,419 shares of Company Common Stock were reserved for issuance in connection with the Company's Cancelable Mandatory Stock Purchase Contracts issued and outstanding as of the date hereof (the "Equity Contracts") in connection with the Company's 8% Redeemable Subordinated Debentures due November 10, 1998 issued and outstanding as of the date hereof (the "Company Debentures"), (B) no shares of Company Preferred Stock were outstanding and (C) 500,000 shares of Series B Junior Participating Preferred Stock (the "Company Series B Preferred") were reserved for issuance upon exercise of the rights (the "Rights") distributed to the holders of Company Common Stock pursuant to the Rights Agreement dated as of April 25, 1988, between the Company and Mellon Bank, N.A., as Rights Agent (the "Rights Agreement"). Except as set forth above, at the close of business on February 3, 1995, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.

                  (ii) As of the date hereof, other than the Company Debentures and the related Equity Contracts referred to in paragraph (i) above, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of the Company were issued or outstanding. All outstanding shares of the Company capital stock are, and any shares of Company Common Stock which may be issued pursuant to the Stock Option Agree-ment or upon exercise of Company Stock Options (as defined in Section 5.06) will be, validly issued, fully paid and non-assessable and will be delivered free and clear of all claims, liens, encumbrances, charges, pledges or security interests of any kind or nature whatsoever (collectively, "Liens") and not subject to preemptive rights.











                 (iii) As of the date of this Agreement, except for this Agreement, the Company Stock Plans, the Company Stock Options, the Rights Agreement, the Equity Contracts and the Stock Option Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any subsidiary of the Company is a party or by which it is bound obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of the Company or of any subsidiary of the Company or obligating the Company or any subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date hereof, there are no outstanding contractual obligations (A) of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries, other than the Stock Option Agreement, or (B) of the Company to vote or to dispose of any shares of the capital stock of any of its sub-sidiaries.

                   (c) Authorization. (i) The Company has all req-uisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and, subject in the case of this Agreement to the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of this Agreement to the Company Stock-holder Approval. Without limiting the foregoing, the Company has taken all necessary corporate action to authorize and reserve for issuance that number of shares of Company Common Stock equal to the maximum number of shares of Company Common Stock issuable upon exercise of the option granted pursuant to the Stock Option Agreement. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and each constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  (ii) The execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, and compliance by the Company with any of the provisions hereof or thereof will not, (A) conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time or both) under, or result in the termination of, or









         accelerate the performance required by, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien (any such conflict, breach, violation, default, termina-tion, acceleration, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, any provision of the articles of incorporation or by-laws of the Company, MNB or any other subsidiary of the Company or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Company Benefit Plan (as defined in Section 3.01(k)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, MNB or any other subsidiary of the Company or their respective prop-erties or assets, which Violation under this clause (B) could reasonably be expected to have, individually or in the aggre-gate with other such Violations, a Material Adverse Effect on the Company.

                 (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Govern-mental Entity"), is required by or with respect to the Company, MNB or any other subsidiary of the Company in connection with the execution and delivery of this Agreement and the Stock Option Agreement by the Company, or the consummation by the Company of the transactions contemplated hereby and thereby, the failure to obtain which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, except for (A) the filing of applica-tions with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the BHC Act and with the Office of Thrift Supervision (the "OTS") and approval of the same, (B) the filing with the SEC of (1) a proxy statement in definitive form (as amended or supplemented from time to time, the "Proxy Statement") relating to the meeting of the Company's stock-holders at which a vote is held on the Merger (the "Company Stockholders Meeting") and (2) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby and the obtaining from the SEC of such orders as may be required in connection therewith, (C) the filing of the Certificate of Merger with the Department of Commerce of the State of Michigan and appropriate documents with the relevant authorities of









         other states in which the Company is qualified to do business,
         (D) the filing of such applications, filings, authorizations, orders and approvals as may be required under state banking laws, and with and of state banking authorities and approval of same (collectively, the "State Banking Approvals"), (E) con-sents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of Federal and state securities laws relating to the regulation of broker-dealers or investment advisers, and Federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules of the Nasdaq over-the-counter market, or which are required under consumer finance, mortgage banking and other similar laws, (F) notices, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (G) such filings, authorizations, orders and approvals as may be required under foreign laws and (H) filings, notifications and approvals under state insurance laws and regulations.

                   (d)  SEC Documents; Financial Statements; Reports.
         (i) The Company has made available to Parent a true and com-plete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since January 1, 1994 (the "Company SEC Documents"), which are all the documents (other than prelimi-nary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange Act) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC there-under applicable to such Company SEC Documents. All material agreements, contracts and other documents required to be filed as exhibits to any of the Company SEC Documents have been so filed. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later Company Filed SEC Document (as defined in Section 3.01(f)), none of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (ii) The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect









         thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") during the periods involved (except as may be indi-cated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                 (iii) Since January 1, 1994, each of the Company and its subsidiaries, including MNB, has filed all material reports, registrations and statements, together with any required material amendments thereto ("Company Regulatory Reports"), and has paid all fees and assessments due and pay-able therewith, that it was required to file with the Federal Reserve, the Federal Deposit Insurance Corporation (the "FDIC"), the U.S. Comptroller of the Currency (the "OCC"), the OTS, all applicable state banking and other regulatory au-thorities and other relevant Governmental Entities charged with the supervision or regulation of the Company or any of its subsidiaries (collectively, "Regulatory Authorities"). As of their respective dates, each such Company Regulatory Report complied in all material respects with all the rules and reg-ulations promulgated by the applicable Regulatory Authority (including regulatory accounting practices) and, except as revised or superseded by a later filed Company Regulatory Report, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent true and complete copies of MNB's most recent annual and quarterly Consolidated Reports of Condition and Income ("Call Reports") filed with the OCC.

                   (e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a mate-rial fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein










         based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

                   (f) Compliance with Applicable Laws. (i) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Entities (the "Company Permits") that are required for them to own, lease or operate their properties and assets and to carry on their businesses as presently conducted, and there has occurred no default under any such Company Per-mit, except for the lack of Company Permits and for defaults under Company Permits which lack or default individually or in the aggregate would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agree-ment (the "Company Filed SEC Documents"), the Company and its subsidiaries are in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, and with their internal policies and procedures.

                  (ii) Neither the Company nor any of its subsidiaries has received any notification or communication which has not been fully and finally resolved from any Regulatory Authorities
         (A) asserting that any of the Company or any of its subsid-iaries is not in substantial compliance with any of the stat-utes, regulations, ordinances or guidelines which such Regu-latory Authority enforces or administers, or the internal policies and procedures of such company, (B) threatening to revoke any material Company Permit, including such company's status as an insured depositary institution under the Federal Deposit Insurance Act ("FDIA"), (C) requiring or threatening to require the Company or any of its subsidiaries, or indicating that the Company or any of its subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement, to be subject to any directive or supervisory letter, or to adopt resolutions of its board of directors, in each case restricting or limiting or purporting to restrict or limit in any manner the operations of the Company or any of its subsidiaries, including any re-striction on the payment of dividends, or relating to its capital adequacy, its credit policies or its management, or (D) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of the Company or any of its subsidiaries, including any restriction on the payment of dividends, or relating to its capital adequacy, its credit policies or its management (any such notification, communication, order, agreement, memorandum of understanding, directive, supervisory letter or required board resolutions being referred to herein as a "Regulatory Agreement"). Neither









         the Company nor any of its subsidiaries has received, consented to or entered into, or is subject to, any Regulatory Agreement, nor has the Company or any of its subsidiaries been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Regulatory Agreement. True and complete copies of all Regulatory Agree-ments have been delivered by the Company to Parent.

                 (iii) Except as may be required by virtue of the Merger, neither the Company nor any of its subsidiaries is required by Section 32 of the FDIA to give prior notice to a Regulatory Authority of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

                  (iv) To the knowledge of the Company, each of the Company and its subsidiaries is, and has been, and each of the Company's former subsidiaries, while subsidiaries of the Com-pany, was in compliance with all applicable Environmental Laws (as defined below), except for possible noncompliance which individually or in the aggregate would not have a Material Adverse Effect on the Company. The term "Environmental Laws" means any Federal, state, local or foreign statute, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree, injunction or other authorization relating to: (A) Releases (as defined in 42 U.S.C.
         Section 9601(22)) or threatened Releases of Hazardous Material (as defined below) into the environment; or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of any Hazardous Material. The term "Hazardous Material" means (1) hazardous substances (as defined in 42 U.S.C. Section 9601(14)), (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos-containing material and (5) polychlorinated biphenyls ("PCBs"), or materials containing PCBs in excess of 50 ppm.

                   (v) During the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties (including for purposes of this paragraph any such properties acquired in foreclosures or otherwise in connection with extensions of credit), to the knowledge of the Company, there have been no Releases of Hazardous Material in, on, under or affecting such properties or any surrounding site, and none of the Company or its subsidiaries have disposed of any Hazardous Material or any other substance in a manner that has led, or could reasonably be anticipated to lead, to a Release, except in each case for those which individually or in the aggregate would not have a









         Material Adverse Effect on the Company. Prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of the Company, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, such current or previously owned properties, and there were no Releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect on the Company.

                  (vi) The Company and its subsidiaries are not subject to any judgment, decree or order relating to compliance with any Environmental Law or to investigation or cleanup under any Environmental Law (collectively, "Environmental Enforcement Actions"), except with respect to Environmental Enforcement Actions which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has any contingent liabilities in connection with any Hazardous Materials, including claims of liability for cleanup of Hazardous Materials related to any of the Company, its subsidiaries or any of the Company's former subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

                   (g) Litigation. Except as disclosed in the Company Filed SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of the Company or any subsidiary of the Company, threatened, against or affecting the Company or any subsidiary of the Company (including any such suit, action or proceeding under the Securities Act, the Exchange Act, the Community Reinvestment Act of 1977, as amended, or fair lending laws or by any stockholder or former stockholder of the Company or any subsidiary of the Company) that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that could reasonably be expected to threaten, impede or delay the consummation of the Merger, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any subsidiary of the Company having, or which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that could reasonably be expected to threaten, impede or delay the consummation of the Merger.

                   (h) Taxes. (i) (A) The Company and its subsid-iaries have filed, been included in or sent all returns, dec-larations and reports and information returns and statements










         required to be filed or sent (including in each case exten-sions) by or relating to any of them relating to any taxes with respect to any income, properties or operations of the Company or any such subsidiary prior to the Effective Time (collec-tively, "Company Returns"), (B) as of the time of filing, the Company Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company and its subsidiaries and any other information required to be shown therein, (C) the Company and its subsidiaries have timely paid or made provision for all taxes that have been shown as due and payable on the Company Returns that have been filed, (D) the Company and its subsidiaries have made or will make provision for all taxes payable for any periods that end before the Effective Time for which no Company Returns have yet been filed and for any periods that begin before the Effective Time and end after the Effective Time to the extent such taxes are attributable to the portion of any such period ending at the Effective Time, (E) the charges, accruals and reserves for taxes reflected on the books of the Company and its subsidiaries are adequate to cover the tax liabilities accruing or payable by the Company and its subsidiaries in respect of periods prior to the date hereof,
         (F) neither the Company nor any subsidiary is delinquent in the payment of any taxes or has requested any extension of time within which to file or send any Company Return, which Company Return has not since been filed or sent, (G) no deficiency for any taxes has been proposed, asserted or assessed in writing against the Company or any of its subsidiaries other than those taxes being contested in good faith, (H) the Federal income tax returns of the Company or any consolidated group to which it belongs have been examined by and settled with the United States Internal Revenue Service (the "IRS") for all years through December 31, 1987, (I) neither the Company nor any subsidiary has granted any extension of the limitation period applicable to any tax claims (which period has not since lapsed), other than those taxes being contested in good faith, and (J) neither the Company nor any subsidiary has any con-tractual obligations under any tax sharing agreement with any corporation which, as of the Effective Time, is not a member of a consolidated group of which all of and only the Company and its subsidiaries are members.

                  (ii) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in









         effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

                 (iii) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any subsidiary of the Company under any contract, plan, program, arrangement or understanding.

                  (iv) For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include, except where the context other-wise requires, all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever (including the Michigan single business tax), together with all interest, penalties and additions imposed with respect to such amounts.

                   (i) Certain Agreements. (A) Except as disclosed in the Company Filed SEC Documents, as of the date of this Agreement, neither the Company nor any of its subsidiaries is a party or subject to, or has amended or waived any rights under, any of the following (whether written or oral, express or implied):

                   (i) any agreement, arrangement or commitment not made in the ordinary course of business consistent with past practice that is material to the Company on a con-solidated basis, or any contract, agreement or under-standing relating to the sale or disposition by the Com-pany or any of its subsidiaries of any significant assets or businesses of the Company or any of its subsidiaries;

                  (ii) any material agreement, indenture, credit agreement or other instrument relating to the borrowing of money by the Company or any of its subsidiaries (other than certificates of deposit and customary bank funding instruments) or the guarantee by the Company or any such subsidiary of any such obligation;

                 (iii) any contract containing covenants which limit the ability of the Company or any of its subsidiaries to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company and its subsid-iaries may carry on their respective businesses (other than as may be required by law or applicable Regulatory Authorities); or









                  (iv) any other contract or agreement that would be required to be disclosed as an exhibit to the Company's annual report on Form 10-K and which has not been so disclosed.

                        (B)  Neither the Company nor any of its sub-
         sidiaries is in default under any material agreement, commit-ment, arrangement, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the giving of notice or the lapse of time or both, would constitute such a default, except in all cases where such default would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                   (j) Absence of Changes in Benefit Plans. Except as disclosed in the Company Filed SEC Documents, since the date of the most recent audited financial statements included in the Company Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries. Except as disclosed in the Company Filed SEC Documents, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

                   (k) ERISA Compliance. (i) The Company Disclosure Schedule contains a list and brief description of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and each stock option, stock purchase, deferred compensation plan or arrangement and each other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Company, any of its subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), (each, a "Commonly Controlled Entity"), for the benefit of any current or former










         employees, officers, agents, directors or independent con-tractors of the Company or any of its subsidiaries (collec-tively, "Company Benefit Plans"). The Company has delivered or made available to Parent true, complete and correct copies of
         (A) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (B) the most recent annual report on Form 5500 filed with the IRS with respect to each Company Benefit Plan (if any such report was required) and (C) the most recent summary plan description (or similar document) for each Company Benefit Plan for which such summary plan description is required or was provided to plan participants or beneficiaries.

                  (ii) Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its subsidiaries and all the Company Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA and the Code. To the best knowledge of the Company, there are no investigations, proceedings or other claims involving any Company Benefit Plan that could give rise to any material liability.

                 (iii)  All Pension Plans intended to be qualified under
         Section 401(a) of the Code have been the subject of determi-nation letters from the IRS to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the knowledge of the Company, all such letters are valid and effective as of the date hereof.

                  (iv) No Pension Plan, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "Multiemployer Pension Plans"), had, as of the respective last annual valua-tion date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions which have been fur-nished to Parent and neither the Company nor any of its sub-sidiaries is aware of any facts or circumstances that would materially change the funded status of any such Company Benefit Plans. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), and there has been no application for a waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Company Benefit Plan that is a Pension Plan. No Commonly Controlled Entity has incurred any material liability to a Pension Plan (other than for con-tributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for premiums not yet due).










                   (v) There have been no non-exempt "prohibited transactions" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to the Company Benefit Plans that could subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to tax or penalty under ERISA, the Code or other applicable law. Neither any of such Company Benefit Plans nor any of such trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years.

                  (vi) Neither the Company nor any Commonly Controlled Entity (A) maintains or contributes to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has maintained, contributed to or had an obligation to maintain or contribute to such a plan within the five full plan years of any such plan immediately prior to the date hereof, or (B) has incurred any liability to the PBGC or a Company Benefit Plan upon the ter-mination of or withdrawal from a Company Benefit Plan, which liability remains unpaid as of the date hereof.

                 (vii) With respect to any Company Benefit Plan that is an employee welfare benefit plan, (A) no such Company Benefit Plan is funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, (B) each such Company Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and (C) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the consummation of the Merger.

                (viii) No employee of the Company or any subsidiary of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan as a result of the transactions contemplated by this Agreement or by the Stock Option Agree-ment.

                   (l) Subsidiaries. The Company Disclosure Schedule sets forth all the subsidiaries of the Company as of the date of this Agreement and indicates for each such subsidiary as of such date the jurisdiction of incorporation. Each of the Company's subsidiaries that is a bank (as defined in the BHC
         Act) is an "insured bank" as defined in the FDIA and applicable regulations thereunder. Except as provided in Section 55 of the National Bank Act in the case of subsidiaries that are









         national banks, all the shares of capital stock of each of the subsidiaries of the Company are fully paid and nonassessable and (except for directors' qualifying shares, if any) are owned by the Company or another subsidiary of the Company free and clear of all Liens. Except for the capital stock of its sub-sidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corpora-tion, bank, partnership, joint venture or other entity.

                   (m) Absence of Certain Changes or Events. Except as disclosed in the Company Filed SEC Documents, since December 31, 1993, the Company and its subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice and have not incurred any material liabil-ity, except in the ordinary course of their business consistent with their past practices, nor has there been any change, or any event involving a prospective change, in the business, assets, financial condition or results of operations of the Company or any of its subsidiaries, which in any such case has had, or is reasonably likely to have, a Material Adverse Effect on the Company.

                   (n) Article SEVENTH of the Charter; State Takeover Statutes. The Board of Directors of the Company has approved the Merger, this Agreement and the Stock Option Agreement and/ or has taken such other action, and such approval and/or action is sufficient, to render inapplicable to the Merger, this Agreement, the Stock Option Agreement and the transactions contemplated by this Agreement and the Stock Option Agreement the provisions of Article SEVENTH of the Company's articles of incorporation and the provisions of Chapters 7A and 7B of the MBCA. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stock Option Agreement and the transactions contemplated by this Agreement and the Stock Option Agreement.

                   (o) Vote Required. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company capital stock necessary to approve this Agreement and the transactions contemplated hereby (assuming for purposes of this representation the accuracy of the representations con-tained in Section 3.02(d)).

                   (p) Rights Agreement. The Company and the Board of Directors of the Company have taken all necessary action to (i) render the Rights Agreement inapplicable with respect to the Merger and the other transactions contemplated by this Agree-ment and the Stock Option Agreement and (ii) ensure that (1)










         neither Parent nor Sub nor any of their affiliates is consid-ered to be an "Acquiring Person" or an "Adverse Person" (as such terms are defined in the Rights Agreement) and (2) no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) occurs by reason of announcement, approval, execution or delivery of this Agreement or the Stock Option Agreement or the consummation of the transactions contemplated hereby and thereby.

                   (q) Properties. Except as disclosed in the Company Filed SEC Documents, the Company and its subsidiaries (i) have good, clear and marketable title to all the properties and assets which are material to the Company's business on a con-solidated basis and are reflected in the latest audited statement of condition included in the Company Filed SEC Documents as being owned by the Company and its subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof), free and clear of all Liens except (A) statutory Liens securing payments not yet due, (B) Liens on assets of subsidiaries of the Company incurred in the ordinary course of their business and (C) such imperfections or irregularities of title or Liens as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have a Material Adverse Effect on the Company, and (ii) are collectively the lessee of all leasehold estates which are material to the Company's business on a consolidated basis and are reflected in the latest audited financial statements included in the Company Filed SEC Documents or acquired after the date thereof (except for leases that have expired by their terms or as to which the Company has agreed to terminate or convey since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company's knowledge, the lessor, other than defaults that would not have a Material Adverse Effect on the Company. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases. Substantially all the Company's and its subsidiaries' owned buildings, structures and equipment have been well maintained and are in good and serviceable condition, normal wear and tear excepted.

                   (r) Insurance. The Company and its subsidiaries are presently insured, and during each of the last five years have been insured, for reasonable amounts against such risks as companies engaged in similar businesses would, in accordance with good business practice, customarily be insured. The Company Disclosure Schedule sets forth a true and complete list and brief description of all insurance policies maintained by









         or for the benefit of the Company, its subsidiaries or their directors, officers, employees or agents.

                   (s) Labor Matters. No work stoppage involving the Company or any of its subsidiaries is pending or, to the best knowledge of the Company or its subsidiaries, threatened. Neither the Company nor any of its subsidiaries is involved in, or to the best knowledge of the Company or its subsidiaries, threatened with or affected by any labor dispute, arbitration, lawsuit or administrative proceeding which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Employees of the Company or of any of its subsidiaries are not represented by any labor union or any collective bargaining organization and, to the best knowledge of the Company or its subsidiaries, no labor union is attempting to organize employees of the Company or any of its subsidiaries.

                   (t) Material Interests of Certain Persons. Except as disclosed in the Company's Proxy Statement for its 1994 Annual Meeting of Stockholders, no executive officer or director of the Company or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such executive officer or director has any material interest in any material contract or property, real or personal, tangible or intangible, that is used in or pertains to the business of the Company or any of its subsidiaries.

                   (u) Brokers and Finders; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Keefe, Bruyette & Woods, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the trans-actions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in con-nection with this Agreement and the Stock Option Agreement and the transactions contemplated by this Agreement and the Stock Option Agreement (including the fees of the Company's legal counsel) are set forth in the Company Disclosure Schedule.

                   (v) Opinion of Financial Advisor. The Company has received the opinion of Keefe, Bruyette & Woods, Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a signed copy of such opinion has been delivered to Parent.










                   (w) Allowance for Loan Losses. The allowance for loan losses shown on the consolidated statement of condition of the Company and its subsidiaries reflected in the Company's latest audited financial statements included in the Company Filed SEC Documents was, and the allowance for loan losses shown on the consolidated statements of condition of the Com-pany and its subsidiaries reflected in the Company's audited financial statements as of dates subsequent to the date hereof will be, in each case as of the dates thereof, adequate to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Company and its subsidiaries and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Company and its subsidiaries.

                   SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

                   (a) Organization and Authority. Each of Parent and Sub is a bank or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Sub and each of Parent's other subsidiaries is duly qualified and in good standing to do business in each juris-diction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except where the failure so to qualify would not have a Mate-rial Adverse Effect on Parent. Sub is a direct or indirect wholly owned (other than any directors' qualifying shares) subsidiary of Parent.

                   (a) Authorization. (i) Parent and Sub have all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corpo-rate action on the part of Parent and Sub. This Agreement and the Stock Option Agreement have been duly executed and deliv-ered by Parent and Sub and each constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

                  (ii) The execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, and









         compliance by Parent and Sub with any of the provisions hereof or thereof will not, (A) result in any Violation pursuant to any provision of the articles of incorporation (or similar constitutive document) or by-laws of Parent, Sub or any other subsidiary of Parent or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets which Violation under this clause (B) could reasonably be expected to have, individually or in the aggregate with other such Violations, a Material Adverse Effect on Parent.

                 (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any other subsidiary of Parent in connection with the execution and delivery of this Agreement and the Stock Option Agreement by Parent and Sub, or the consummation by Parent and Sub of the transactions contemplated hereby and thereby, the failure to obtain which could, individually or in the aggregate, reason-ably be expected to have a Material Adverse Effect on Parent, except for (A) the filing of applications with the Federal Reserve under the BHC Act and with the OTS and approval of the same, (B) the filing with the SEC of the Proxy Statement and such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act, as may be required in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby and the obtaining from the SEC of such orders as may be required in connection therewith, (C) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, (D) the filing of the Certificate of Merger with the Department of Commerce of the State of Michigan and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (E) the State Banking Approvals, (F) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of Federal and state securities laws relating to the regulation of broker-dealers or investment advisers and Federal commodities laws relating to the regulation of futures com-mission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules of the New York Stock Exchange ("NYSE"), or which are required under consumer finance, mortgage banking and other









         similar laws, (G) notices under the HSR Act, (H) notifications to the Australian Stock Exchange and advice to the Reserve Bank of Australia and, if applicable, to the Bank of England and (I) filings, notifications and approvals under state insurance laws and regulations.

                   (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a mate-rial fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifi-cally for inclusion or incorporation by reference therein.

                   (d) Ownership of Company Common Stock. Other than pursuant to the Stock Option Agreement, as of the date hereof, neither Parent nor any of its affiliates (as such term is defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Company, which in the aggregate represent 10% or more of the outstanding shares of Company Common Stock entitled to vote generally in the election of directors (other than Trust Account Shares).

                   (e) Brokers and Finders. No broker, investment banker, financial advisor or other person, other than CS First Boston Corporation and Morgan Stanley & Co. Incorporated, the fees and expenses of each of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the trans-actions contemplated by this Agreement and the Stock Option Agreement based upon arrangements made by or on behalf of Parent or Sub.

                   (f) Financing. Parent has available funds suffi-cient to consummate the Merger on the terms contemplated by this Agreement, and at the Effective Time, Parent will have available all the funds necessary to perform its obligations under this Agreement, including consummating the Merger on the terms contemplated hereby.









                   (g) Litigation. There is no suit, action or pro-ceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries that individually or in the aggregate could reasonably be expected to (i) impair the ability of Parent to perform its obligations under this Agreement or (ii) threaten, impede or delay the consummation of the Merger, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbi-trator outstanding against Parent or any of its subsidiaries having, or which is reasonably likely to have, individually or in the aggregate, any effect referred to in clause (i) or (ii) above.

                                    ARTICLE IV

             Covenants Relating to Conduct of the Company's Business

                   SECTION 4.01. Covenants of the Company. During the period from the date of this Agreement until the Effective Time, the Company agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agree-ment or the Stock Option Agreement or as set forth in the Company Disclosure Schedule):

                   (a) Ordinary Course. The Company and its subsid-iaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with sound banking practices and use their best efforts to preserve intact their present business organizations, maintain their rights and franchises, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. The Company shall not, nor shall it permit any of its subsidiaries to, (i) enter into any new material line of business; (ii) except as required by law, regulation, GAAP or regulatory poli-cies or guidelines, change its or its subsidiaries' lending, credit, investment, liability management and other material banking policies in any respect which is material to the Company; or (iii) except as required by any applicable regulatory authorities, incur or commit to any capital expenditures, or any obligations or liabili-ties in connection therewith, other than capital expen-ditures and obligations or liabilities incurred or committed to that are approved in accordance with the Company's capital expenditure approval policies (as adopted by the Company's board of directors pursuant to










              resolutions adopted on January 20, 1993, February 23, 1994, and May 18, 1994) and that are not (A) individually in excess of U.S. $250,000 and (B) in the aggregate in excess of the amount identified as capital expenditures in the Company's 1995 operating budget as in effect on the date hereof, which budget shall not be amended without the prior written consent of Parent and which amount shall in no event exceed U.S. $10,000,000.

                   (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it propose to, (i) declare, set aside or pay any dividends on or make other distributions in respect of, directly or indirectly, any of its capital stock, except
              (A) the Company may continue the declaration and payment of regular quarterly cash dividends not in excess of U.S. $.55 per share of Company Common Stock, with usual record and payment dates for such dividends in accordance with the Company's past dividend practice, and (B) for divi-dends by a direct or indirect wholly owned (other than directors' qualifying shares) subsidiary of the Company,
              (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issu-ance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire (except for the acquisition of Trust Account Shares and the acquisi-tion of shares to be used to satisfy obligations under Company Stock Plans), any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock, except that the Company shall redeem the Company Debentures and cancel the Equity Con-tracts in accordance with Section 5.11.

                   (c) Issuance of Securities. The Company shall not, nor shall it permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its or any of its subsidiaries' capital stock of any class, any Voting Debt or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock pursuant to the terms of the Equity Contracts and the Company Debentures or upon the exercise of Company Stock Options referred to in this Agreement that are outstanding on the date of this Agreement in accordance with their present terms or pur-suant to the Stock Option Agreement, (ii) issuances by a









              direct or indirect wholly owned (other than directors' qualifying shares) subsidiary of its capital stock to its parent and (iii) issuance of Company Series B Preferred upon exercise of the Rights in accordance with their present terms and reservation for issuance of shares of Company Series B Preferred in addition to those presently reserved for issuance.

                   (d) Governing Documents. The Company shall not amend or propose to amend, nor shall it permit any of its subsidiaries to amend, the articles of incorporation (or similar constitutive documents) or by-laws of the Company or any of its subsidiaries nor shall the Company amend the Rights Agreement other than in accordance with Sections 3.01(p) and 5.10.

                   (e) No Acquisitions. The Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a sub-stantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole. Without limiting the generality of the foregoing, the Company shall not, nor shall it permit any of its sub-sidiaries to, make any investment either by purchase or stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary thereof, except for transactions in the ordinary course of business consistent with sound banking practice.

                   (f) No Dispositions. Other than (i) activities in the ordinary course of business consistent with sound banking practice or (ii) as set forth on the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, mortgage, encumber or otherwise dispose of, any of its assets (including capital stock of subsidiaries), which are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole.

                   (g) Indebtedness. The Company shall not, nor shall it permit any of its subsidiaries to, incur any indebt-edness for borrowed money or guarantee any such indebt-edness or issue or sell any debt securities or warrants or









              rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others, other than (i) short-term indebtedness incurred to refinance existing short-term indebtedness, (ii) indebtedness of any subsidiary of the Company to the Company or another subsidiary of the Company or (iii) in the case of bank subsidiaries, indebtedness incurred in the ordinary course of business consistent with sound banking practice.

                   (h) Other Actions. The Company shall not, nor shall it permit any of its subsidiaries to, take any action that would, or reasonably could be expected to, result in any of its representations and warranties set forth in this Agreement that are qualified as to materiality being or becoming untrue, any of such representations and warran-ties that are not so qualified being or becoming untrue in any material respect, any of the conditions to the Merger set forth in Article VI not being satisfied or a material Violation of any provision of the Stock Option Agreement, or (unless such action is required by applicable law or sound banking practice) which could reasonably be expected to adversely affect or delay the ability of any of Parent, Sub or the Company or their subsidiaries to obtain any of the Requisite Regulatory Approvals (as defined in Section 6.01(b)) without imposition of a condition or restriction of the type referred to in Section 6.02(c).

                   (i) Advice of Changes; Government Filings. The Company shall confer on a regular and frequent basis with Parent, report on operational matters and promptly advise Parent orally and in writing of any change or event hav-ing, or which, insofar as can reasonably be foreseen, could have, individually or in the aggregate a Material Adverse Effect on the Company or which would cause or constitute a material breach of any of the representa-tions, warranties or covenants of the Company contained herein. The Company shall file all reports required to be filed by it with the SEC or Nasdaq between the date of this Agreement and the Effective Time and shall deliver to Parent copies of all such reports promptly after the same are filed. The Company and each subsidiary of the Company that is a bank shall file all Call Reports with the appropriate Regulatory Authorities and all other reports, applications and other documents required to be filed with the Federal Reserve and the other Regulatory Authorities between the date hereof and the Effective Time and shall make available to Parent copies of all such reports promptly after the same are filed. Except where prohib-ited by applicable statutes and regulations, the Company









              shall promptly provide Parent (or its counsel) with copies of all other filings made by the Company with any state or Federal Governmental Entity in connection with this Agreement, the Stock Option Agreement or the transactions contemplated hereby or thereby.

                   (j)  Accounting Methods.  Except as contemplated by
              Section 5.09, the Company shall not change its fiscal year or its methods of accounting in effect at January 1, 1994, except as required by changes in GAAP or regulatory accounting practices as concurred in by the Company's independent auditors.

                   (k) Compensation; Benefit Plans. Neither the Com-pany nor any of its subsidiaries will (i) enter into, adopt, amend or terminate any Company Benefit Plan or any other employee benefit plan or any agreement, arrangement, plan or policy between such party and one or more of its directors or officers, in each case so as to increase benefits thereunder, (ii) increase in any manner the compensation or fringe benefits of any of its directors, officers or employees or provide any other benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), except for normal salary compensation increases, benefit changes or cash bonus payments in the ordinary course of business consistent with past practice, and, in the case of those executive officers referred to in Section 4.01(k) of the Company Disclosure Schedule, as set forth therein, (iii) create or amend any Company Stock Plan or grant any equity based award pursuant to any Company Stock Plan or other-wise or (iv) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of such party of compensa-tion or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or the Stock Option Agreement; provided, however, that the Company shall, at the request of Parent, use its reasonable efforts to enter into employment agreements, in form and substance satisfactory to Parent, with those executive officers of the Company designated by Parent, which employment agreements shall be effective on and after (and subject to the occurrence of) the Effective Time and shall be assumed by the Surviving Corporation.

                   (l) Tax Matters. From the date hereof until the Effective Time, (i) the Company and its subsidiaries will









              file all Company Returns required to be filed with any taxing authority in accordance with all applicable laws,
              (ii) the Company and its subsidiaries will timely pay all taxes shown as due and payable on the respective Company Returns that are so filed and as of the time of filing, the Company Returns will correctly reflect the facts regarding the income, business, assets, operations, activities and the status of the Company and its subsid-iaries in all material respects, and (iii) the Company and its subsidiaries will promptly notify Parent of any action, suit, proceeding, investigation, audit or claim pending against or with respect to the Company or any subsidiary in respect of any tax where there is a rea-sonable possibility of a determination or decision which would reasonably be expected to have a significant adverse effect on the Company's tax liabilities or other tax attributes. The Company shall not, nor shall it permit any of its subsidiaries to, make any tax election or settle or compromise any income tax liability.

                   (m) Settlements, etc. The Company shall not, nor shall it permit any of its subsidiaries to, pay, dis-charge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, dis-charge, settlement or satisfaction, in the ordinary course of business consistent with sound banking practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with sound banking practice.

                   (n) Material Contracts. Except in the ordinary course of business consistent with sound banking practice, the Company shall not, nor shall it permit any of its subsidiaries to, modify, amend or terminate any material contract, lease or agreement to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims thereunder. Without limiting the generality of the foregoing, without the prior written consent of Parent, the Company shall not waive any standstill provision contained in any confidentiality agreement in existence as of the date hereof between the Company and any other person. Without the prior written consent of Parent (which shall not be unreasonably with-held), the Company shall not, nor shall it permit any of its subsidiaries to, enter into any contract, agreement or









              arrangement which, if entered into prior to the date hereof, would have been covered by clause (i), (ii), (iii) or (iv) of Section 3.01(i)(A).

                   (o) General. The Company shall not, nor shall it permit any of its subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions described in this Section 4.01.

                   SECTION 4.02. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to,
         (i) solicit, initiate or encourage the submission of any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any informa-tion with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover pro-posal; provided, however, that prior to receipt of the Company Stockholder Approval, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors based on the advice of independent counsel, the Company may, (A) in response to an unsolicited takeover proposal and subject to compliance with Section 4.02(c), furnish information with respect to the Company and its subsidiaries to any person pursuant to a cus-tomary confidentiality agreement (as determined by the Com-pany's independent counsel) and discuss such information (but not the terms of any possible takeover proposal) with such person and (B) upon receipt by the Company of an unsolicited takeover proposal and subject to compliance with Section 4.02(c), participate in negotiations regarding such takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the pre-ceding sentence by any executive officer of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its sub-sidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.02(a) by the Company. For purposes of this Agreement, "takeover proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a sub-stantial amount of the assets of the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement and the Stock Option Agreement, or of 20% or more of any class of equity securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if









         consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitaliza-tion, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries other than the trans-actions contemplated by this Agreement and the Stock Option Agreement.

                   (b) Except as set forth herein, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, prior to the receipt of the Company Stockholder Approval, the Board of Directors of the Company, to the extent required by its fiduciary obligations, as determined in good faith by the Board of Directors based on the advice of independent counsel, may (subject to the fol-lowing sentences) withdraw or modify its approval or recom-mendation of this Agreement or the Merger, approve or recommend any superior proposal (as defined below), enter into an agreement with respect to such superior proposal or terminate this Agreement, in each case at any time after the second business day following Parent's receipt of written notice advising Parent that the Board of Directors has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal (it being understood that any amendment to a superior proposal shall necessitate an additional two business day period). In addition, if the Company proposes to enter into an agreement with respect to any takeover proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Expenses and the Termination Fee (each as defined in Section 5.07(b)) in accordance with the provisions of Section 5.07(b). For purposes of this Agreement, "superior proposal" means any bona fide takeover proposal made by a third party to acquire, directly or indirectly, for con-sideration consisting of cash and/or securities, more than 50% of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or










         which, in the good faith judgment of such Board of Directors, is reasonably capable of being financed by such third party.

                   (c) In addition to the obligations of the Company set forth in paragraph (b) above, the Company promptly shall advise Parent orally and in writing of any request for infor-mation or of any takeover proposal, or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry and the identity of the person making any such request, takeover proposal or inquiry. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

                   (d) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stock-holders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company based on the recommendation of independent counsel, failure to do so would be inconsistent with applicable laws; provided that the Company does not, except as permitted by Section 4.02(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or rec-ommend, a takeover proposal.

                                    ARTICLE V

                              Additional Agreements

                   SECTION 5.01. Preparation of the Proxy Statement. The Company will, as soon as practicable following the date of this Agreement, prepare and file a preliminary Proxy Statement with the SEC and will use all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC or its staff. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for addi-tional information and will supply Parent with copies of all correspondence between the Company or any of its representa-tives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Stockholders Meeting there shall occur any event that should be set forth in an amendment or










         supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

                   SECTION 5.02. Access to Information. The Company shall, and shall cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws or Federal or state banking laws (other than reports or documents which the Company or subsid-iary is not permitted to disclose under applicable law) and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent will, and will cause its advisors and representatives to, hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the terms of the Confi-dentiality Agreement dated as of January 11, 1995, between the Company and Parent (the "Confidentiality Agreement"). No investigation by either Parent or Sub shall affect the repre-sentations and warranties of the Company, and each such rep-resentation and warranty shall survive such investigation. During the period from the date of this Agreement to the Effective Time, the Company shall promptly furnish to Parent copies of all monthly and quarterly interim financial state-ments (including any budgets and variances from budgets) as the same become available and shall cause one or more of its des-ignated representatives to confer on a regular and frequent basis with Parent. The Company shall promptly notify Parent of any material change in its business or operations and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) by any Govern-mental Entity, or the institution of the threat of material litigation involving the Company or its subsidiaries, and shall keep Parent fully informed of all such events.

                   SECTION 5.03. Company Stockholders Meeting. The Company shall duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval as soon as practicable after the date on which the definitive Proxy Statement has been mailed to the Company's stockholders. Subject to Section 4.02, the









         Company will, through its Board of Directors, recommend to its stockholders that they grant the Company Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that, subject to its right to terminate this Agreement pursuant to Section 7.01(d), its obligations pursuant to the first sentence of this Section 5.03 shall not be affected by
         (a) the commencement, public proposal, public disclosure or communication to the Company of any takeover proposal or (b) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger in accordance with Section 4.02(b).

                   SECTION 5.04. Legal Conditions to Merger. Subject to the terms and conditions of this Agreement, each of the Company and Parent shall, and shall cause its subsidiaries to, use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things neces-sary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including
         (a) the obtaining of any necessary consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained by such party or any of its subsid-iaries in connection with the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement (including the redemption of the Company Debentures and the cancellation of the Equity Contracts in accordance with Section 5.11), and the making or obtaining of all necessary filings and registrations with respect thereto, (b) the defending of any lawsuits or other legal proceedings, whether judicial, admin-istrative or regulatory, challenging this Agreement or the Stock Option Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (c) the execution and delivery of any additional instruments necessary to con-summate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Stock Option Agreement; provided, however, that a party shall not be obli-gated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption would, in such party's reasonable opinion, (A) be materially burdensome to such party and its subsidiaries taken as a whole in the context of the transactions contemplated by this Agreement or impact in such a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger or (B) result in the imposition of a condition or









         restriction on such party or on the Surviving Corporation of the type referred to in Section 6.02(c). Each of the Company and Parent will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsid-iaries in connection with the foregoing. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (x) take all action necessary to ensure that neither Article SEVENTH of the Company's articles of incorpo-ration nor any state takeover statute or similar statute or regulation (including Chapters 7A and 7B of the MBCA) is or becomes applicable to the Merger, this Agreement, the Stock Option Agreement or any of the other transactions contemplated by this Agreement or the Stock Option Agreement and (y) if Article SEVENTH or any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the Stock Option Agreement or any of the other transactions contemplated by this Agreement or the Stock Option Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Article, statute or regulation on the Merger, this Agreement, the Stock Option Agreement or any of the other transactions contemplated by this Agreement or the Stock Option Agreement. Notwithstanding the foregoing, the Board of Directors of the Company shall not be prohibited from taking any action permitted by the terms of this Agreement.

                   SECTION 5.05. Employee Benefit Plans. (a) Except as provided in Section 5.06, Parent shall cause the Surviving Corporation and its subsidiaries to maintain for a period of at least one year after the Effective Time the Company Benefit Plans in effect on the date of this Agreement or to provide, pursuant to benefit plans of the Surviving Corporation or of Parent, benefits to employees of the Surviving Company and its subsidiaries that are at least generally comparable in the aggregate to those benefits provided under the Company Benefit Plans in effect on the date of this Agreement.

                   (b) Parent shall cause the Surviving Corporation to honor in accordance with their terms the employment, severance and supplemental pension contracts to which employees of the Company are a party that are set forth on the Company Disclo-sure Schedule, and honor all provisions for vested benefits and other vested amounts earned or accrued through the Effective Time under the Company Benefit Plans.











                   SECTION 5.06. Stock Options and the ESOP. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to provide for the cancellation of all outstanding employee stock options to purchase shares of Company Common Stock ("Company Stock Options") heretofore granted under the Company Stock Plans to provide that each Company Stock Option, whether vested or not, outstanding immediately prior to the Effective Time, in exchange for a cash payment by the Company of an amount equal to (i) the excess, if any, of (x) the Merger Consideration per share over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Options for which such Company Stock Option shall not theretofore have been exercised. The Company shall use its best efforts to obtain all consents of the holders of the Company Stock Options as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent's request, be withheld in respect of any Company Stock Option until all necessary consents with respect to such Company Stock Options are obtained.

                   (b)  All amounts payable pursuant to this Section
         5.06 shall be subject to any required withholding of taxes and shall be paid without interest.

                   (c) The Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such actions as are required to terminate the Company Stock Plans other than the ESOP as of the Effective Time, to delete as of the Effective Time the provision in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company and to ensure that following the Effective Time no holder of a Company Stock Option or any participant in any Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

                   (d) If Parent so requests, the Board of Directors of the Company (or, if appropriate, any committee administering the ESOP) shall give due consideration to any request by Parent to cause the ESOP to continue following the Effective Time, and shall give due consideration to any request by Parent to take, in accordance with the terms of the ESOP and pursuant to the Michigan National Corporation Employee Stock Ownership Trust









         Agreement (the "Trust Agreement"), such actions as are neces-sary (including amendment of the ESOP and the Trust Agreement) to cause the trustee thereunder to reinvest the Merger Con-sideration in common stock of the Parent (or any equivalent equity security) designated by Parent that constitutes, if any, a "qualifying employer security" (as defined in Section 4975(e)(8) and Section 409(l) of the Code).

                   SECTION 5.07. Fees and Expenses. (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except (i) as otherwise provided below in this Section 5.07 and (ii) that filing fees and expenses incurred in connection with the fil-ing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.

                   (b) If this Agreement is terminated pursuant to its terms, other than by Parent or the Company pursuant to Section 7.01(b)(i) or (iii) or by the Company pursuant to Section 7.01(b)(ii), and an Acquisition Event shall occur after the date hereof and prior to the date that is 18 months after the date of such termination, the Company shall upon demand by Parent, pay or cause to be paid, in same day funds to Parent the sum of (i) all of Parent's Expenses (as defined below) in an amount up to but not exceeding U.S. $10,000,000 and (ii) U.S. $50,000,000 (the "Termination Fee"). "Acquisition Event" shall mean any of the following: (i) any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its subsidiaries, shall have acquired, pur-suant to a tender offer, exchange offer or otherwise, benefi-cial ownership (including pursuant to the acquisition of options) of 20% or more of any class of equity securities of the Company or any of its subsidiaries; (ii) any such person or group shall have received approval from the Federal Reserve to acquire ownership of 20% or more of any class of equity secu-rities of the Company or MNB; or (iii) the Company or MNB shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, shall have amended the Rights Agreement to facilitate, or shall have entered into, an agreement with any person (other than Parent or a subsidiary thereof) to (w) effect a merger, consolidation, business combination, sale of substantially all assets, or similar transaction involving the Company or MNB, (x) sell, lease or otherwise dispose of assets of the Company or its subsidiaries representing 15% or more of the consolidated assets of the Company and its subsidiaries, (y) issue, sell or otherwise dispose of (including by way of merger, consolida-tion, share exchange, or any similar transaction) securities









         representing 20% or more of any class of equity securities of the Company or any of its subsidiaries or (z) have such person effect a tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries. "Expenses" shall mean all out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or any of its affiliates in connection with the Merger or the consumma-tion of any of the other transactions contemplated by this Agreement or the Stock Option Agreement, including all fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts and consultants to Parent or any of its affiliates. The amount of Expenses so payable shall be the amount set forth in an estimate delivered by Parent, subject to upward or downward adjustment upon delivery of reasonable documentation therefor.

                   (c) Notwithstanding anything to the contrary con-tained herein, the aggregate amount of gain realized by Grantee pursuant to the Stock Option Agreement from the Company (or the Substitute Option Issuer (as defined in the Stock Option Agreement)), when added to the Termination Fee, if any, received by Parent pursuant to Section 5.07(b), shall not in the aggregate exceed U.S. $75,000,000, and, in the event Parent realizes gain in excess of such amount under the Stock Option Agreement from the Company (or the Substitute Option Issuer) or under the Termination Fee, Parent hereby undertakes promptly to pay back to the Company, by wire transfer of immediately available funds, the amount of such excess.

                   SECTION 5.08. Indemnification, Exculpation and Insurance. (a) Parent and Sub agree that, for a period of six years (or the period of the applicable statute of limitations, if longer) from the Effective Time, all rights to indemnifi-cation and exculpation from liability for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries (such persons, "Indemnified Persons") as provided in their respective articles of incorporation (or similar constitutive documents) or by-laws shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnified Persons. Parent will cause to be maintained for a period of six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy (a copy of which has heretofore been delivered to Parent) to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement, so long as the









         annual premium therefor would not be in excess of (i) until the third anniversary of the Effective Time, 200%, and (ii) there-after, 100%, of the last annual premium paid prior to the date of this Agreement (in the case of either clause (i) or (ii) above, the "Maximum Premium"); provided, however, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause comparable coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the material terms thereof are no less advantageous than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or cancelled during such three-year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. The Company represents to Parent that the Maximum Premium is U.S. $1,230,000 for the first three years and U.S. $615,000 there-after.

                   (b) The provisions of this Section 5.08 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each Indemnified Party's heirs and rep-resentatives.

                   SECTION 5.09. Company Accruals and Reserves. Prior to the Closing Date, at the request of Parent, the Company shall review and, to the extent mutually determined to be necessary or advisable, consistent with GAAP and the accounting rules, regulations and interpretations of the SEC and its staff, modify and change its loan, accrual and reserve policies and practices (including loan classifications and levels of reserves and accruals to (a) reflect the Surviving Corpora-tion's plans with respect to the conduct of the Company's business following the Merger and (b) make adequate provision for the costs and expenses relating thereto) so as to be applied consistently on a basis that is mutually satisfactory to each of the Company and Parent. Notwithstanding the fore-going, the Company shall not be obligated to take in any respect any such action pursuant to this Section 5.09 unless and until Parent acknowledges that all conditions to its obligation to consummate the Merger have been satisfied.

                   SECTION 5.10. Rights Agreement. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.01(p)) requested in writing by Parent in order to render the Rights inapplicable to the Merger, the Stock Option Agreement and the other trans-actions contemplated by this Agreement and the Stock Option Agreement. Except as requested in writing by Parent, during









         the term of this Agreement, the Board of Directors of the Company shall not (i) amend the Rights Agreement or (ii) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate a takeover proposal; provided that any of such actions may be taken simultaneously with entering into an agreement in respect of such takeover proposal pursuant to
         Section 4.02(b).

                   SECTION 5.11. Company Debentures. The Company shall deliver, as promptly as practicable following receipt of Fed-eral Reserve approval for such redemption and cancellation, a notice to holders of the Company Debentures and the Equity Contracts of the Company's irrevocable intention to redeem, on a specified date not earlier than 60 days nor later than 90 days following the date of such notice, all the outstanding Company Debentures in accordance with their terms and to cause the cancellation of all the outstanding Equity Contracts in accordance with their terms. On such specified date, the Company shall duly effect such redemptions and such cancella-tions, in each case in accordance with the respective provi-sions of the Company Debentures and the Equity Contracts.

                   SECTION 5.12. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all proper-ties, assets, rights, approvals, immunities and franchises of either of the Company or Parent, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                   SECTION 5.13. Parent Covenants. (a) Other Actions. Parent shall not, nor shall it permit any of its subsidiaries to, take any action that would, or reasonably could be expected to, result in any of its representations and warranties set forth in this Agreement that are qualified as to materiality being or becoming untrue, any of such representations and warranties that are not so qualified being or becoming untrue in any material respect, any of the conditions to the Merger set forth in Article VI not being satisfied or a material Violation of any provision of the Stock Option Agreement, or (unless such action is required by applicable law or sound banking practice) which could reasonably be expected to adversely affect or delay the ability of any of Parent, Sub or the Company or their subsidiaries to obtain any of the Requi-site Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.02(c).











                   (b) Advice of Changes; Government Filings. Parent shall file all reports required to be filed by it with the SEC or the applicable self-regulatory organization between the date of this Agreement and the Effective Time and shall deliver to the Company copies of all such reports promptly after the same are filed. Parent and each subsidiary of Parent that is a bank shall file all Call Reports with the appropriate Regulatory Authorities and all other reports, applications and other documents required to be filed with the Federal Reserve and the other Regulatory Authorities between the date hereof and the Effective Time and shall make available to the Company copies of all such reports promptly after the same are filed. Except where prohibited by applicable statutes and regulations, Parent shall promptly provide the Company (or its counsel) with copies of all other filings made by Parent with any state or Federal Governmental Entity in connection with this Agreement, the Stock Option Agreement or the transactions contemplated hereby or thereby.

                                    ARTICLE VI

                               Conditions Precedent

                   SECTION 6.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

                   (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

                   (b) Other Approvals. Other than the filing provided for by Section 1.03, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Govern-mental Entity (all the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would not, indi-vidually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or which would not, individually or in the aggregate, materially adversely affect the consummation of the transactions contemplated hereby, shall have been filed, occurred or been obtained (all such Consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect.











                   (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or pro-hibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order or restraint and to appeal as promptly as possible any injunction or other order or restraint that may be entered. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

                   SECTION 6.02. Conditions to Obligations of Parent. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Sub:

                   (a) Representations and Warranties. The represen-tations and warranties of the Company (i) set forth in this Agreement (other than those described in clause (ii) hereof) that are qualified as to materiality shall be true and correct, and any such representations and warranties that are not so qualified shall be true and correct in all material respects and (ii) set forth in the last sentence of Section 3.01(f)(i), Section 3.01(f)(ii)(A) and the last two sentences of Section 3.01(q) except to the extent that any inaccuracies, either individually or in the aggregate, could not reasonably be expected to result in or consti-tute a Material Adverse Effect on the Company; in the case of all such representations and warranties referred to in clause (i) and (ii) hereof both as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chairman or Chief Executive Officer and its Chief Financial Officer or other executive officer performing duties equivalent to those of a "chief finan-cial officer" to such effect.

                   (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by its Chairman or Chief Executive Officer and its









              Chief Financial Officer or other executive officer per-forming duties equivalent to these of a "chief financial officer" to such effect.

                   (c) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any requirement upon Parent, the Company or the Surviving Corporation or their respective subsidiaries to (i) dis-pose of any asset which is material to Parent, the Company or the Surviving Corporation, (ii) materially restrict or curtail the current business operations or activities of Parent, or (iii) raise an amount of capital, the issuance and sale of which, in the absence of the Merger and the other transactions contemplated by this Agreement, would in the good faith judgment of Parent be materially bur-densome in light of such person's capital raising poli-cies.

                   (d) Company Debentures and Equity Contracts. The Company shall have duly effected the redemption of all the outstanding Company Debentures and the cancellation of all the outstanding Equity Contracts.

                   (e) Company Stock Options and Company Stock Plans. The Company shall have duly effected, as of the Effective Time, the cancellation of all outstanding Company Stock Options, whether vested or not (the holders of which shall then be entitled to receive from Parent the amounts determined in accordance with Section 5.06(a)), the ter-mination of the Company Stock Plans (other than, subject to Section 5.06(d), the ESOP) and the deletion of any provision in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any subsidiary of the Company or any interest in respect of any capital stock of the Company or any subsidiary of the Company.

                   (f) Rights Agreement. The Rights Agreement shall be inapplicable to the Merger and the other transactions contemplated by this Agreement.

                   SECTION 6.03. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of the following conditions unless waived by the Company:











                   (a) Representations and Warranties. The represen-tations and warranties of Parent and Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and any such representations and war-ranties that are not so qualified shall be true and cor-rect in all material respects, in either case as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent and Sub by their respective Chairman or Chief Executive Officers and their respective Chief Financial Officers or other executive officers performing duties equivalent to these of a "chief financial officer" to such effect.

                   (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement and the Stock Option Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Sub by their respective Chairman or Chief Executive Officers and their respective Chief Financial Officers or other executive officers performing duties equivalent to these of a "chief financial officer" to such effect.

                                   ARTICLE VII

                            Termination and Amendment

                   SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is received:

                   (a) by mutual written consent of Parent and the Company;

                   (b) by either Parent or the Company upon written notice to the other party:

                        (i)  if (1) the Federal Reserve or any other
                   Governmental Entity the approval of which is required to permit consummation of the Merger or the other transactions contemplated hereby shall have issued an order denying approval of the Merger or such other












                   transactions or (2) any Governmental Entity of com-petent jurisdiction shall have issued a final per-manent order enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated hereby and in any such case under either clause (1) or (2) the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted;

                       (ii) if the Company, on the one hand, or Parent or Sub, on the other hand, materially breaches any of its covenants and obligations hereunder or under the Stock Option Agreement and such breach is not cured after 30 days' written notice thereof is given to the party committing such breach by the other party;

                      (iii) if the Merger shall not have been consum-mated on or before February 5, 1996, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; or

                       (iv)  if, upon a vote at a duly held Company
                   Stockholders Meeting, the Company Stockholder
                   Approval shall not have been obtained;

                   (c) by either Parent or Sub upon written notice to the Company:

                        (i)  if, prior to the Company Stockholders
                   Meeting, a takeover proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company (or the willingness of any person to make a takeover proposal is publicly disclosed or commu-nicated to the Company) and (A) the Company Stock-holder Approval is not obtained at the Company Stockholders Meeting, (B) the Company Stockholders Meeting does not occur prior to 120 days after the date of this Agreement or (C) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement, or approved or recommended any takeover proposal; or

                       (ii) if the Company shall have entered into any agreement with respect to any superior proposal in accordance with Section 4.02(b); or

                   (d) by the Company in connection with entering into a definitive agreement in accordance with Section 4.02(b),









              provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses and the Termination Fee in accordance with Section 5.07(b).

                   SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Parent, Sub, the Company or their respective officers or directors, except (a) with respect to Section 3.01(u), Section 3.02(e), the second sen-tence of Section 5.02, Section 5.07, this Section 7.02 and
         Article VIII, (b) with respect to the representations and warranties contained in Sections 3.01 and 3.02 insofar as such representations and warranties relate to the Stock Option Agreement (but only until the termination of the Stock Option Agreement) and (c) to the extent that such termination results from the willful and material breach by the other party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                   SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after the Company Stockholder Approval is received, but, after receipt of the Company Stockholder Approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that, notwith-standing anything to the contrary contained in this Section 7.03, Parent may from time to time without the consent of the Company increase the amount (but not change the nature) of the Merger Consideration, and any provisions inconsistent with such right herein or in any agreement referred to herein are hereby deemed superseded to the extent of such inconsistency.

                   SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
         (b) waive any inaccuracies in the representations and warran-ties contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 7.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights










         under this Agreement or otherwise shall not constitute a waiver of those rights.

                   SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to
         Section 7.03 or an extension or waiver pursuant to Section 7.04 shall, in order to be effective, require, in the case of Par-ent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                   ARTICLE VIII

                                General Provisions

                   SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                   SECTION 8.02. Notices. All notices and other com-munications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                   (a) if to Parent or Sub, to:

                   National Australia Bank Limited
                   Level 35
                   500 Bourke Street
                   Melbourne, Australia
                   Attention:  Chief Financial Officer

                   Facsimile:  011-613-641-4902

                   with copies to:

                   National Australia Bank Limited
                   Level 24
                   500 Bourke Street
                   Melbourne, Australia
                   Attention:  Group Legal

                   Facsimile:  011-613-641-4902










                   Cravath, Swaine & Moore
                   Worldwide Plaza
                   825 Eighth Avenue
                   New York, NY 10019
                   Attention:  B. Robbins Kiessling, Esq.

                   Facsimile:  (212) 474-3700; and

                   (b) if to the Company, to:

                   Michigan National Corporation
                   27777 Inkster Road
                   Farmington Hills, MI 48334
                   Attention:  Robert J. Mylod

                   Facsimile:  (810) 473-3086

                   with a copy to:

                   Wachtell, Lipton, Rosen & Katz
                   51 West 52nd Street
                   New York, NY 10019
                   Attention:  Edward D. Herlihy, Esq.

                   Facsimile:  (212) 403-2000.

                   SECTION 8.03. Definitions; Interpretation. (a) As used in this Agreement, (i) any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the businesses, assets, properties, liabilities, results of operations, financial condition or prospects of such entity and its subsidiaries taken as a whole, (ii) the term "Material Adverse Effect" means, with respect to the Company, Parent or Sub, a material adverse effect on the business, assets, prop-erties, liabilities, results of operations, financial condition or prospects of such party and its subsidiaries taken as a whole or on the ability of such party to perform its obliga-tions hereunder or, except for purposes of determining satis-faction of the conditions set forth in Section 6.02, under the other agreements contemplated hereby and (iii) the term "per-son" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

                   (b) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference









         purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "in-clude", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provi-sion of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incor-porated therein. References to a person are also to its per-mitted successors and assigns.

                   SECTION 8.04. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effec-tive when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                   SECTION 8.05. Entire Agreement; No Third-Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein, including the Stock Option Agreement, the Confidentiality Agreement, and any other agreement among the parties entered into contempo-raneously herewith (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and of the Confidentiality Agreement, provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement, and (b) other than Sections 5.05, 5.06 and 5.08, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as otherwise spe-cifically provided in the Stock Option Agreement or as here-inafter agreed to in writing, neither Parent nor Sub shall have the right to acquire or shall be deemed to have acquired shares of Company Common Stock pursuant to the Merger until consum-mation thereof.










                   SECTION 8.06. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to any applicable principles of conflicts of law.

                   SECTION 8.07. Limitations on Remedies. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or the Stock Option Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including money damages, for breach hereof or thereof or of any other provision of this Agreement or the Stock Option Agreement or part hereof or thereof as a result of such holding or order. This provi-sion is not intended to render null or unenforceable any obligation hereunder that would be valid and enforceable if this provision were not in this Agreement.

                   SECTION 8.08. Publicity. Except as otherwise required by law or the rules of the NYSE or Nasdaq, so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the Stock Option Agreement without the con-sent of the other party, which consent shall not be unreason-ably withheld. The parties agree that the initial press release to be issued with respect to the transactions contem-plated by this Agreement shall be in the form heretofore agreed to by the parties.

                   SECTION 8.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such assignment that is not so consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                   SECTION 8.10. Enforcement. Subject to Section 8.07, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to
         Section 8.07, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to









         enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
















































                   IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.


                                       NATIONAL AUSTRALIA BANK
                                       LIMITED A.C.N. 004044937,

                                       by
                                          /s/ Bruce S. McComish
                                          Name:  Bruce S. McComish
                                          Title:  Chief Financial
                                                    Officer



                                       MNC ACQUISITION CO.,

                                       by
                                          /s/ Bruce S. McComish
                                          Name:  Bruce S. McComish
                                          Title:  Chairman, President
                                                    and Chief Execu-
                                                    tive Officer



                                       MICHIGAN NATIONAL CORPORATION,

                                       by
                                          /s/ Robert J. Mylod
                                          Name:  Robert J. Mylod
                                          Title:  Chairman and Chief
                                                    Executive Officer
















                                       -54-